Exhibit 2.25

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of November 25, 2015, among INTELSAT IRELAND OPERATIONS LIMITED, a private limited company incorporated under the laws of Ireland, (the “New Guarantor”), each an indirect Subsidiary of INTELSAT JACKSON HOLDINGS S.A., a société anonyme existing under the laws of Luxembourg (the “Issuer”), the Issuer, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS the Issuer and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of June 5, 2013, providing for the issuance of the Issuer’s 5 1⁄2% Senior Notes due 2023 (the “Notes”), initially in the aggregate principal amount of $2,000,000,000;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Second Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture as a Guarantor and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to each New Guarantor shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. FATCA. This Second Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes.

6. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR THE AVOIDANCE OF DOUBT, THE APPLICABILITY OF ARTICLE 86 TO 94-8 OF THE AMENDED LUXEMBOURG LAW ON COMMERCIAL COMPANIES SHALL BE EXCLUDED.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

GIVEN under the COMMON SEAL

of INTELSAT IRELAND OPERATIONS LIMITED

and delivered as a deed

/s/ Pat English
Director

/s/ Derval Keane
Secretary
Per: Matsack Trust Limited

[Signature page to Second Supplemental Indenture – 5 1⁄2% Senior Notes due 2023]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ Michelle Bryan
	Name:	Michelle Bryan
	Title:	Deputy Chairman and Secretary

[Signature page to Second Supplemental Indenture – 5 1⁄2% Senior Notes due 2023]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President

[Signature page to Second Supplemental Indenture – 5 1⁄2% Senior Notes due 2023]